[***] = CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.9

THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF THIS WARRANT, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAW, OR AN OPINION OF LEGAL COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION OR TRANSFER IS EXEMPT FROM REGISTRATION. THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE HEREOF ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN.

Issued: August 15, 2023

FIRST WARRANT TO PURCHASE SHARES

of

ARCHER AVIATION INC.

THIS CERTIFIES THAT, in connection with (i) that certain Confidential Settlement Agreement, dated August 10, 2023 (the “Settlement Agreement”), by and among ARCHER AVIATION INC., a Delaware corporation (the “Company”), Wisk Aero LLC, a Delaware limited liability company (“Wisk”) and The Boeing Company, a Delaware corporation (“Boeing”) and (ii) that certain registration rights agreement, dated August 10, 2023, by and among the Company, Wisk and Boeing (the “Registration Rights Agreement”), and for value received, Wisk or any or some of its registered assigns (each, a “Holder”), is entitled, subject to the terms and conditions set forth herein, to purchase from the Company, Shares (as defined below), in the amounts, at such times and at the price per Share set forth herein. For purpose of this agreement, the term “Warrant” shall include the warrant contemplated in this agreement and any warrants delivered in substitution or exchange therefor.

1.    Purchase of Shares. Subject to the terms and conditions herein, the Holder is entitled, upon surrender of the Warrant to the Company, to purchase from the Company up to an aggregate of 13,176,895 shares of the Company’s Class A Common Stock, par value $0.0001 per share (such type of shares, the “Common Stock,” and such aggregate number of shares of Common Stock as adjusted pursuant to Section 8 hereof, the “Shares”), consisting of (i) 4,512,636 Shares (the “Initial Vested Share Tranche”) which shall be immediately exercisable upon the execution of this agreement and (ii) 8,664,259 Shares (the “Initial Unvested Share Tranche”) which shall remain unvested and unexercisable unless and until the Company delivers to the Holder a [***], within five business days following the Specified Date (as defined in the Settlement Agreement), to satisfy all or any portion of the [***]. The Initial Unvested Share Tranche shall become vested with respect to such number of Shares equal in value to the [***] less any cash paid in settlement of the [***], duly contained in the [***]. Any portion of the Initial Unvested Share Tranche that does not become vested and exercisable upon the delivery to the Holder of the [***] shall never become exercisable and will immediately be forfeited by the Holder without any further action.

2.      Exercise Price and Exercise Period.

2.1       Exercise Price. The exercise price for the Shares shall be $0.01 per Share or as otherwise adjusted pursuant to Section 8 hereof (the “Exercise Price”).

2.2       Vesting of Shares; Exercisability. The Shares issuable under this Warrant will become vested and exercisable as set forth in Section 1 hereof.

2.3       Expiration Date. This Warrant shall be exercisable, in whole or in part, but solely with respect to the Shares which have become vested and exercisable in accordance with Section 1 hereof, at any time and from time to time on or before the earliest of (i) immediately prior to the closing of (subject to Section 4 hereof) a Liquidation Event or (ii) 5:00 p.m. Eastern time on the 5th anniversary of the date hereof (the “Expiration Date”).

2.4       Definitions. As used herein:

“Affiliate” shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise, for so long as the control exists.

“business day” shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Calculation Date Fair Value” means the amount equal to the volume weighted average trading price for a share of Common Stock during the five (5) consecutive trading day period ending on (and including) the last trading date prior to the Specified Date (as defined in the Settlement Agreement), as reported by Bloomberg on page ACHR <Equity>VWAP for such period (in all cases as adjusted for share splits, reverse splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like).

“[***]” means the [***].

“[***]” means the [***].

“Liquidation Event” means the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” or “group” (within the meaning of Rule 13d-3 and Rule 13d-5 under the U.S. Securities Exchange Act of 1934, as amended, the “Exchange Act”), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares (as defined below) of the Company immediately prior to the transaction “beneficially own,” directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares) provided that for the purposes of this clause (iii), any outstanding shares of the Company’s Class B Common Stock, par value $0.0001 per share, shall be treated as shares of Common Stock on an as-converted basis and no effect shall be given to the voting power of outstanding shares of the Company’s Class B Common Stock, par value $0.0001 per share, in excess of the voting power of such Common Stock; or (iv) the first day on which a majority of the members of the Company’s board of directors (the “Board”) does not consist of Continuing Directors (as defined below). For the purposes of this Section 2.4, (i) “Voting Shares” of any person shall mean capital shares or capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, and (ii) “Continuing Director” shall mean, as of any date of determination, any member of the Board who (x) was a member of the Board on the date hereof or (y) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board voting with respect thereto shall at the time have been Continuing Directors.

3.      Method of Exercise.

3.1       Cash Exercise. The right to purchase the Initial Vested Share Tranche may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit B duly executed) at the principal office of the Company, and by the payment to the Company, by certified, cashier’s or other check acceptable to the Company or by wire transfer to an account designated by the Company, of an amount equal to the aggregate Exercise Price for the Shares being purchased.

3.2       Net Issue Exercise. In lieu of exercising the Initial Vested Share Tranche pursuant to Section 2 hereof, the Holder may elect to receive Shares equal to the Initial Vested Share Tranche (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of Shares computed using the following formula:

  Y (A-B)

X = ———————

    A

Where: X = the number of the Shares to be issued to the Holder.

Y = the number of the Shares purchasable under this Warrant.

A = the fair market value of one Share on the date of determination.

B = the per share Exercise Price (as adjusted to the date of such calculation).

3.3       Automatic Cashless Exercise. To the extent that there has not been an exercise by the Holder pursuant to Section 3.1 or 3.2 hereof, any portion of the Initial Vested Share Tranche that remains vested and exercisable but unexercised shall be exercised automatically to the extent vested and exercisable, upon the Expiration Date (including upon a Liquidation Event) pursuant to the mechanics described in Section 3.2.

3.4       Fair Market Value. For purposes of Section 3.2 hereof, the per share fair market value of the Shares shall mean: (i) if the Common Stock remains publicly traded, the per share fair market value of the Shares shall be the average of the closing prices of the Common Stock on the principal exchange on which the Common Stock is listed (i.e. the New York Stock Exchange (“NYSE”)) or if the Common Stock is not so listed, as quoted on the Over-the-Counter Bulletin Board, in each case for the fifteen trading days ending five trading days prior to the date of determination of fair market value; (ii) if the Common Stock is not so publicly traded, the per share fair market value of the Shares shall be such fair market value as is determined in good faith by the Board after taking into consideration factors it deems appropriate, including, without limitation, recent valuations undertaken by the Company, recent bona fide offers to acquire the Company or make a substantial equity investment and/or sale and offer prices of the capital stock of the Company in private transactions negotiated at arm’s length.

4.      Treatment of Warrant Upon a Liquidation Event. In the event of a Liquidation Event, either (a) Holder shall affirmatively exercise this Warrant in full with respect to all remaining Shares for which the Warrant is then exercisable and such exercise will be deemed effective immediately prior to the consummation of such Liquidation Event or (b) if Holder affirmatively elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Liquidation Event; provided, however, should Holder not affirmatively elect option (a) or (b), then the Warrant will automatically convert in full with respect to all remaining Shares for which the Warrant is then exercisable and such conversion will be deemed effective immediately prior to the consummation of such Liquidation Event with payment owed on the full exercise price on a cashless basis pursuant to Section 3.2 hereof. The Company shall provide Holder with written notice of the foregoing (together with such information as Holder may reasonably request in connection with such contemplated Liquidation Event giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing or occurrence, as applicable, of the proposed Liquidation Event.

5.      Certificates for Shares. As soon as practicable upon the exercise of this Warrant, the Company shall issue the Holder a certificate (or book-entry entitlement) for the number of Shares so purchased and, if such exercise is in part, a new warrant (dated the date hereof) of like tenor representing the remaining number of Shares purchasable under this Warrant. Holder shall be deemed to own and have all of the rights associated with any Shares or other securities or property to which it is entitled pursuant to this Warrant upon the exercise or conversion of the Warrant in accordance with Section 3 hereof.

6.      Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall promptly execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

7.      Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

8.      Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows (but not so as to result in any double adjustment and only as to preserve relative present value):

8.1        Merger, Consolidation or Sale of Assets. If at any time there shall be a merger or a consolidation of the Company with or into another entity when the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company in one or a series of related transactions, then, as part of such merger, consolidation, sale of assets or similar transaction, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor entity resulting from such merger, consolidation, sale or similar transaction, to which the Holder as the holder of Shares deliverable upon exercise of this Warrant would have been entitled in such merger, consolidation, sale or similar transaction, if this Warrant had been exercised immediately before such merger, consolidation, sale or similar transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the merger, consolidation, sale or similar transaction. This provision shall apply to successive mergers or consolidations.

8.2        Reclassification, Recapitalization, etc. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant (other than a Liquidation Event which is subject to the provisions of Section 4), Holder shall be entitled to receive, upon exercise or conversion of this Warrant the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution or other event. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 8 shall similarly apply to successive reclassifications, exchanges, substitutions or other events.

8.3        Split, Subdivision or Combination of Shares. If the Company, at any time while this Warrant remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, the Exercise Price shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

8.4        Common Stock Dividends. If the Company, at any time while this Warrant is outstanding and unexpired, pays a dividend with respect to Common Stock payable in Shares, or make any other distribution with respect to Common Stock payable in Shares, then the Exercise Price shall be adjusted, from and after the date of determination of the stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

8.5        Other Dividends. In case the Company, at any time, pays a dividend or makes a distribution on its Common Stock (other than a dividend or distribution in Shares), the Holder shall receive the cash, other securities or property which the Holder would have been entitled to receive if the Holder had exercised this Warrant immediately prior to the record date for the determination of stockholders entitled to receive such dividend or distribution; provided that with respect to any portion of the Shares that are unvested as of such record date, the Holder shall receive such cash, other securities or property upon the vesting of such Shares under this Warrant, if ever. The amount of any such other securities and property which the Holder shall thereafter be entitled to receive upon the exercise of this Warrant shall be subject to adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to those contained herein with respect to the Common Stock of the Company. The provisions of this Section 8.5 shall similarly apply to successive dividends or distributions of the character specified above.

8.6        Adjustment of Number of Shares. Whenever an adjustment is made in the Exercise Price pursuant to any of Sections 8.1 through 8.5 hereof, the total number of Shares acquired upon exercise of this Warrant shall also be adjusted, to the nearest whole share of Common Stock, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Exercise Price immediately after such adjustment.

8.7       Other Adjustment Events. If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions, then the Board will make an appropriate adjustment in the Exercise Price and the number of Shares so as to achieve the intended result of the Warrant; provided that no such adjustment pursuant to this Section 8.7 will increase the Exercise Price or decrease the number of Shares as otherwise determined pursuant to this Section 8.

8.8        Notice of Adjustments; Other Notices. Whenever the Exercise Price or number or type of securities issuable hereunder shall be adjusted pursuant to any provision of this Section 8, the Company shall issue and provide to the Holder, subject to the following sentence, prior written notice setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of Shares purchasable hereunder after giving effect to such adjustment. In addition, so long as this Warrant shall be outstanding, (i) if the Company shall declare any dividend or make any distribution upon the Common Stock or (ii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another entity, sale, lease or transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, where such aforementioned events are not within the Liquidation Event, then in each such case, the Company shall cause to be mailed to the Holder, at least fifteen (15) days prior to the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend or distribution, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

9.      Reservation of Stock. The Company agrees during the term the rights under this Warrant are exercisable to reserve and keep available from its authorized and unissued shares of Common Stock for the purpose of effecting the delivery upon exercise of this Warrant such number of validly issued, fully paid and nonassessable Shares as shall from time to time be deliverable upon the exercise of this Warrant.

10.  No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional Shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

11.   Representations and Warranties of the Company. The Company represents and warrants to the Holder as follows:

11.1      the execution, delivery and performance of this Warrant and the Registration Rights Agreement and the consummation of the transactions hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and its stockholders, and no consent of any other person is required to be obtained as a prerequisite to the validity, enforceability and full performance of this Warrant and the transactions hereby. The Company has, at any time, the full legal right, power and authority to execute and deliver this Warrant and the Registration Rights Agreement and to perform its obligations hereunder and thereunder.

11.2      all Shares that may be issued upon the exercise of this Warrant shall, upon issuance, have been duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or applicable federal and state securities laws. The Company covenants that it shall, at all times, reserve and kept available out of its authorized and unissued capital stock such number of shares of Common Stock and other securities as will be sufficient to permit the exercise in full of this Warrant.

11.3      the Company is not a party to or otherwise subject to any contract or agreement that restricts or otherwise affects its right to execute and deliver this Warrant and the Registration Rights Agreement or to perform its obligations hereunder and thereunder (including the issuance of Shares), except where all necessary consents or waivers have been obtained. Neither the execution, delivery nor performance of this Warrant (including the issuance of Shares) will (i) conflict with, result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, result in any violation of, result in the creation of any lien upon any properties of the Company under, or (iii) require any consent, approval or other action by or notice to or filing with any court or governmental body pursuant to the Company’s certificate of incorporation or bylaws relating to, any award of any arbitrator or any agreement, instrument or law to which the Company is subject or by which it is bound.

11.4      subject to Section 18, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Warrant, except for such filings described herein pursuant to applicable securities laws, which have been made or will be made in a timely manner.

11.5     the execution, delivery and performance of this Warrant and the Registration Rights Agreement and the consummation of the transactions contemplated by this Warrant and the Registration Rights Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

11.6      the Company shall take all such actions as may be necessary to ensure that all such Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of the NYSE or any domestic securities exchange upon which shares of Common Stock or other securities constituting the Shares may be listed at the time of such exercise.

12.  Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

12.1       Own Account. This Warrant and the Shares issuable upon exercise hereof are being acquired for its own account, for investment and not with a view to the public resale or distribution within the meaning of the Securities Act and the Holder has no present intention, and upon exercise or conversion will have no intention, of selling or engaging in any public distribution of the same except pursuant to a registration or exemption. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

12.2       Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and the Shares. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and the Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

12.3        Investment Experience. The Holder understands that the exercise of this Warrant and the purchase of the Shares involve substantial risk. The Holder acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and the Shares and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and the Shares and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

12.4        Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

12.5        The Securities Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. The Holder further understands that settlement of this Warrant is to be made in Shares and, for the elimination of doubt, the fact that the Shares delivered on exercise of this Warrant will not be registered under the Securities Act will not in any way require the Company to settle this Warrant otherwise than in Shares, including without limitation, that there is no circumstance that would require the Company to settle this Warrant in cash.

13. Lock-up; Transfer Restrictions. The Holder and Boeing each agree that during the period commencing on the date hereof and ending on the earlier of (i) the Specified Date and (ii) the earliest of any Liquidation Event, the Holder, Boeing, and their Affiliates shall not, without the Company’s prior written consent, directly or indirectly (x) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, mortgage, hypothecation, gift, assignment or similar disposition of (any of the foregoing, a “transfer”) this Warrant, the Shares issued upon any exercise hereof, the Boeing Investment Shares, or any other shares acquired by the Holder, Boeing or their Affiliates in relation to that certain Second PIPE Financing, Second Warrant issued in relation to the Second PIPE Financing, or the Shares issued upon exercise thereof, or (y) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any third party, directly or indirectly, in whole or in part, any of the economic consequences of ownership of this Warrant, the Shares issued upon any exercise hereof, the Boeing Investment Shares, or any other shares acquired by the Holder, Boeing or their Affiliates in relation to that certain Second PIPE Financing, Second Warrant issued in relation to the Second PIPE Financing, or the Shares issued upon exercise thereof (such actions in clauses (x) and (y), “Prohibited Transfers”), other than, in the case of Permitted Transfers. “Permitted Transfers” shall mean any (i) (a) transfer of the Holder or any of its Affiliates holding this Warrant or any Shares issued upon any exercise hereof to one or more Affiliates of Holder and Boeing or (b) a transfer of this Warrant or any Shares issued upon any exercise hereof to one or more Affiliates, in each case that agrees in writing to be bound by the obligations and accede to the rights of a Holder and Boeing hereunder and files a duly completed and executed IRS Form W-9 or applicable IRS Form W-8 (or any successor form), (ii) transfer to the Company or any of its subsidiaries, (iii) transfer with the prior written consent of the Company or (iv) any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company.

14.  Rule 144 Compliance; Legend Removal.

14.1       If the Holder proposes to sell the Shares issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the Securities Exchange Commission (the “SEC”), then, upon the Holder’s reasonable request to the Company, the Company shall use commercially reasonable efforts to assist with the transaction, including furnishing to the Holder, to the extent accurate, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule 144, as may be amended from time to time.

14.2       Subject to receipt from the Holder by the Company of customary representations and other documentation reasonably acceptable to the Company and the Company’s transfer agent in connection therefore, and upon the Holder’s reasonable request, the Company shall use best reasonable efforts to remove any legend from the book entry position or certificate evidencing such Holder’s Shares and the Company will, as soon as practicable, if required by the Company’s transfer agent, cause an opinion of the Company’s counsel to be provided, in a form reasonably acceptable to the Company’s transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act following the earliest of such time as: (i) such Shares have been sold pursuant to Rule 144 or (ii) such Shares are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares.

15.  Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF THE FIRST WARRANT TO PURCHASE SHARES OF THE COMPANY, DATED AUGUST 15, 2023 (“WARRANT”), MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAW, OR AN OPINION OF LEGAL COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION OR TRANSFER IS EXEMPT FROM REGISTRATION. THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE THEREOF ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE WARRANT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

16.  Warrants Nontransferable. This Warrant is nontransferable, except for transfers by a Holder (i) that is a partnership transferring to its partners or former partners in accordance with partnership interests, (ii) that is a corporation transferring to a wholly-owned subsidiary or parent corporation that owns all of the capital stock of the Holder, (iii) that is a limited liability company transferring to its members or former members in accordance with their interests in the limited liability company, (iv) that is an individual transferring to a family member or trust for the benefit of the Holder, (v) to an Affiliate of such Holder or member of the Holder group, and (vi) to any successor to all or substantially all of the Holder’s business, whether by sale of stock, or assets, merger, consolidation or otherwise.

17.  Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any Affiliate of the Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act; provided, however, in any such transfer the transferee shall agree to be bound by the terms of this Warrant as if an original holder hereof.

18.  Compliance with NYSE Listing Rule Requirements. If the Company is required to issue an amount of Shares upon exercise of this Warrant, which, when combined with any other issuance aggregated by the NYSE, would require the Company to obtain stockholder approval pursuant to NYSE Listed Company Manual’s Rule 312, or otherwise, prior to issuing any Shares upon exercise of this Warrant to Holder or its Affiliates in accordance with this Warrant, the Company shall use its good faith efforts to obtain stockholder approval prior to such issuance to Holder or its Affiliates, as the case may be, and, in the absence of such stockholder approval, the Company would not be obligated to issue securities that cause it to exceed any securities issuance limits imposed by NYSE, and shall use the number of Shares issued in this Warrant as a result therefrom in computing the [***].

19.  Notices. All notices hereunder shall be effective when given, and shall be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after email transmission, and shall be addressed at such address as the Holder or the Company (as applicable) shall have furnished in writing.

All communications sent to the Company shall be sent to: Archer Aviation Inc., 190 W. Tasman Drive, San Jose, CA 95134, Attention: General Counsel, email:      , with a copy to the Company’s counsel at Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attention: Patrick Grilli, email:      .

All communications sent to the Holder shall be sent to: Wisk Aero LLC, 2700 Broderick Way, Mountain View, CA 94043, Attention: General Counsel, email:      , with a copy to the Holder’s counsel at Mayer Brown LLP, 1221 Avenue of the Americas, New York, NY 10020, Attention: Anna Pinedo, email:      .

All communications sent to Boeing (with respect to Section 13 hereof only) shall be sent to: The Boeing Company, 929 Long Bridge Drive, Arlington, VA 22202, Attention: Jason McClean and Keith Jackson, email:      and      , with a copy to Boeing’s counsel at Mayer Brown LLP, 1221 Avenue of the Americas, New York, NY 10020, Attention: Anna Pinedo, email:      .

20.  Governing Law, Jurisdiction, Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Warrant shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Warrant brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising from this Warrant or the Shares, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Warrant, or the subject matter hereof, may not be enforced in or by such courts. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS WARRANT IS HEREBY WAIVED.

21.  Amendments and Waivers. No modification of or amendment to this Warrant, nor any waiver of any rights under this Warrant, will be effective unless in a writing signed by all of the parties hereto. Waiver by the Holder of a breach of any provision of this Warrant will not operate as a waiver of any other or subsequent breach.

22.  No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect the Holder’s rights under this Warrant against impairment.

23.  Counterparts. The Warrant may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Pdf copies of signature pages shall be binding originals.

[Signature page follows.]

The Company has caused this Warrant to be issued as of the date first written above.

ARCHER AVIATION INC.

By:	/s/ Adam Goldstein
	Name:	Adam Goldstein
	Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED

(and the Holder hereby makes the representations and warranties by Holder set forth above):

HOLDER:

Wisk Aero LLC

By:	/s/ Brian Yutko

	Name:	Brian Yutko
	Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED with respect to Section 13 only:

BOEING:

The Boeing Company

By:	/s/ B. Marc Allen

	Name:	B. Marc Allen
	Title:	Chief Strategy Officer and SVP, Strategy and Corporate Development

[Signature page to First Warrant to Purchase Shares of Archer Aviation Inc.]

EXHIBIT A

[***].

EXHIBIT B

NOTICE OF WARRANT EXERCISE

TO:	Archer Aviation Inc.

190 W. Tasman Drive

San Jose, CA 95134

Capitalized terms used but not defined in this Notice of Warrant Exercise have the meanings set forth in the First Warrant to Purchase Shares of Archer Aviation Inc., issued [●], 2023 (the “Warrant”).

1. The undersigned hereby elects to purchase __________ Shares relating to the Initial Vested Share Tranche, pursuant to the terms of the Warrant.

2. Method of Exercise (Please initial the applicable blank):

____	the undersigned elects to exercise the Warrant relating to the Initial Vested Share Tranche by means of a cash payment, and tenders herewith or by concurrent wire transfer payment in full for the Exercise Price of the Shares being purchased, together with all applicable transfer taxes, if any, OR

____	the undersigned elects to exercise the Warrant relating to the Initial Vested Share Tranche by means of the net issue exercise provision under Section 3.2 of the Warrant.

3. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

_________________________________

(Name)

_________________________________

_________________________________

(Address)

4.       The undersigned hereby represents and warrants that the aforesaid Shares are being acquired for the account of the undersigned for investment and not with a view to resell or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such Shares and all representations and warranties of the undersigned set forth in the Warrant are true and correct as of the date hereof.

(Signature)

(Name)

(Date)	(Title)